Exhibit 5.1

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 Wisconsin Avenue, NW, Suite 780

Washington, D.C. 20015

Telephone (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

December 12, 2017

The Board of Directors

Peapack-Gladstone Financial Corporation

500 Hills Drive, Suite 300

Bedminster, New Jersey 07921

Re:	Peapack-Gladstone Financial Corporation

4.75% Fixed-to-Floating Subordinated Notes due December 15, 2027

Ladies and Gentleman:

We have acted as special counsel to Peapack-Gladstone Financial Corporation, a New Jersey corporation (the “Company”), in connection with the issuance and sale by the Company of an aggregate of $35.0 million principal amount of 4.75% fixed-to-floating subordinated notes due December 15, 2027 (the “Notes”), pursuant to the Indenture, dated as of December 12, 2017 (the Indenture”), as supplemented by the First Supplemental Indenture, dated as of December 12, 2017 (the “First Supplemental Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

We have reviewed (i) the Registration Statement on Form S-3 (File No. 333-215176) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), (ii) the prospectus of the Company, dated January 6, 2017, as supplemented by the prospectus supplement, dated December 5, 2017 (the “Prospectus Supplement”), relating to the Notes, as filed with the SEC pursuant to Rule 424(b) under the Securities Act, (iii) the Indenture, as supplemented by the First Supplemental Indenture, (iv) the Underwriting Agreement, dated December 5, 2017, between the Company and Sandler O’Neill & Partners, L.P., as representative of the several underwriters named therein, (v) corporate proceedings of the Company relating to the issuance of the Notes, and (vi) such other documents and records and such matters of law and fact as we have deemed necessary or advisable to enable us to render this opinion. In connection with the issuance and sale of the Notes, the Company has also filed with the SEC two free writing prospectuses dated December 5, 2017, pursuant to Rule 433 under the Securities Act.

In our examination, we have assumed, without verification, the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, and the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies. The opinion expressed below is limited to the corporate law of the State of New Jersey. In rendering the opinion expressed below, we have not passed upon and do not purport to pass upon the application of state securities or “blue-sky” laws of any jurisdiction.

The Board of Directors

Peapack-Gladstone Financial Corporation

December 12, 2017

Based upon, and subject to, the foregoing, and subject to the limitations, qualifications and assumptions stated herein, we are of the opinion that the Notes have been duly authorized and (assuming their due authentication by the Trustee), when they have been duly executed, issued and delivered in accordance with the terms of the Indenture, as amended by the First Supplemental Indenture, will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture.

We hereby consent to the references to our firm under the caption “Legal Matters” in the Prospectus Supplement and to the inclusion of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on December 12, 2017, which is incorporated by reference into the Registration Statement and the prospectus dated January 6, 2017, as supplemented by the Prospectus Supplement.

Very truly yours,

/s/ Luse Gorman, PC
LUSE GORMAN, PC